EXHIBIT 12
Temple-Inland Inc. (Parent company)
Computations of Ratios of Earnings to Fixed Charges — Actual

	First Nine		For the Year
	Months
	2005		2004		2003		2002		2001		2000

	(Dollars in millions)
Ratio of Earnings to Fixed Charges:
Earnings:
Pre-tax income from continuing operations	$219		$233		$(97)		$107		$177		$320
Less: Financial services pre-tax income	(165)		(173)		(181)		(164)		(184)		(189)
Equity method investees pre-tax income	(29)		(28)		(6)		—		(3)		(9)
Capitalized interest	—		(1)		(1)		—		(4)		(4)
Add: Dividends from Financial Services	25		105		166		125		124		110
Dividends from equity method investees	30		20		8		11		—		14
Equity method investees pre-tax loss	—		—		—		1		—		—
Fixed charges from below	88		134		144		141		109		116
Amortization of capitalized interest	3		4		4		4		4		5

Total earnings	$171		$294		$37		$225		$223		$363

Fixed Charges:
Interest expense — Parent company	$82		$125		$135		$133		$98		$105
Capitalized interest	—		1		1		—		4		4
Interest portion of rental expense	6		8		8		8		7		7

Total fixed charges	$88		$134		$144		$141		$109		$116

Ratio of earnings to fixed charges:
Actual	1.94	x	2.19	x	0.26	x	1.60	x	2.05	x	3.13	x

Temple-Inland Inc. (Consolidated)
Including Interest on Deposits
Computations of Ratios of Earnings to Fixed Charges — Actual

	First Nine		For the Year
	Months
	2005		2004		2003		2002		2001		2000

	(Dollars in millions)
Ratio of Earnings to Fixed Charges:
Earnings:
Pre-tax income from continuing operations	$219		$233		$(97)		$107		$177		$320
Less: Capitalized interest	(1)		(2)		(2)		(1)		(6)		(7)
Equity method investees pre-tax income	(41)		(41)		(6)		—		(3)		(9)
Add: Fixed charges from below	375		456		499		545		709		839
Equity method investees pre-tax loss	—		—		—		1		—		—
Dividends from equity method investees	42		37		8		11		—		14
Amortization of capitalized interest	3		4		4		4		6		7

Total earnings	$597		$687		$406		$667		$883		$1,164

Fixed Charges:
Interest expense — Parent Company	$82		$125		$135		$133		$98		$105
Interest on borrowings — Financial Services	152		175		169		161		196		225
Interest on deposits — Financial Services	133		142		182		239		399		493
Capitalized interest	1		2		2		1		6		7
Interest portion of rental expense	7		12		11		11		10		9

Total fixed charges	$375		$456		$499		$545		$709		$839

Ratio of earnings to fixed charges	1.59	x	1.51	x	0.81	x	1.22	x	1.25	x	1.39	x

Temple-Inland Inc. (Consolidated)
Excluding Interest on Deposits
Computations of Ratios of Earnings to Fixed Charges — Actual

	First Nine		For the Year
	Months
	2005		2004		2003		2002		2001		2000

	(Dollars in millions)
Ratio of Earnings to Fixed Charges:
Earnings:
Pre-tax income from continuing operations	$219		$233		$(97)		$107		$177		$320
Less: Capitalized interest	(1)		(2)		(2)		(1)		(6)		(7)
Equity method investees pre-tax income	(41)		(41)		(6)		—		(3)		(9)
Add: Fixed charges from below	242		314		317		306		310		346
Equity method investees pre-tax loss	—		—		—		1		—		—
Dividends from equity method investees	42		37		8		11		—		14
Amortization of capitalized interest	3		4		4		4		6		7

Total earnings	$464		$545		$224		$428		$484		$671

Fixed Charges:
Interest expense — Parent Company	$82		$125		$135		$133		$98		$105
Interest on borrowings — Financial Services	152		175		169		161		196		225
Capitalized interest	1		2		2		1		6		7
Interest portion of rental expense	7		12		11		11		10		9

Total fixed charges	$242		$314		$317		$306		$310		$346

Ratio of earnings to fixed charges	1.92	x	1.74	x	0.71	x	1.40	x	1.56	x	1.94	x